Exhibit 4.6
FIRST AMENDMENT TO
UNIVERSAL ELECTRONICS INC.
2018 EQUITY AND INCENTIVE COMPENSATION PLAN

WHEREAS, Universal Electronics Inc., a Delaware corporation (“Company”) has adopted and maintains the Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan, adopted by the Board of Directors on April 24, 2018 and approved by the shareholders of the Company on June 4, 2018 (the “Plan”);

WHEREAS, the Board of Directors of the Company is entitled to amend the Plan in accordance with Section 13(a) thereof, subject to approval by the shareholders, and desires to do so in order to increase the authorized shares available under the Plan by an additional 1,100,000, such that the total number of shares of Common Stock available for issuance in connection with all types of Awards will be 2,100,000, plus the number of shares of Common Stock, if any, that may be forfeited under outstanding awards granted under any of the Prior Plans;

NOW, THEREFORE, the following amendments are hereby approved and adopted:
1.    Section 5(b) is hereby amended and restated in its entirety to provide as follows:

(b) Shares Available. Subject to adjustment in accordance with Section 11 of the Plan, the total number of shares of Common Stock reserved and available for issuance in connection with all types of Awards under the Plan shall be two million, one hundred thousand (2,100,000) (all of which may be issued as Incentive Stock Options), plus the number of shares of Common Stock underlying any award granted under any of the Prior Plans that expires, terminates or is canceled or forfeited for any reason whatsoever or settled in cash (in whole or in part) or is unearned (in whole or in part) under the terms of the applicable Prior Plan.

2.    The increase in the number of shares of Common Stock issuable under the Plan shall be effective upon receipt of approval for such increase by the Company’s shareholders, and shall be subject to and contingent upon receipt of such approval.

3.    Except as provided herein, all other provisions of the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on this 8th day of June, 2021.

By: /s/ Bryan Hackworth
Title: Senior Vice President and CFO